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                                                                  Exhibit 10.113

                  EMPLOYMENT TERMINATION AGREEMENT AND RELEASE


         SpecTran Corporation, (collectively the "Company"), and William B. Beck ("Beck") hereby agree as follows:

1. Beck's employment with the Company as Vice President, Marketing and Sales is terminated effective July 27, 1998.

2. The Company shall continue to pay Beck his current compensation (at the monthly rate of $12,250.00) through February 18, 1999 at the Company's regular pay periods, subject to withholdings required by law. Instead of continuing to pay Beck's monthly car allowance of $825 through February 18, 1999, the Company will pay Beck a lump sum of $5,480.

3. The Company shall continue to provide Beck with the benefits outlined in his Employment Agreement dated June 20, 1998 until such coverage is obtained by him elsewhere, or until February 18, 1999, whichever is sooner. The release in paragraph 8 shall not affect such rights. Following that date, the Company will respect Beck's rights, if any, to continued medical and dental coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA). This agreement and release shall not affect any right Beck otherwise has under the terms of the Company's 401(k), pension and stock option plans.

4. Instead of providing the assistance of an outplacement firm, the Company will pay to Beck the sum of $5,000.

5. The execution of this agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or Beck.

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6. This  agreement,  except for paragraph 12, is  confidential  and shall not be made public by either the Company or Beck except as required by law or if necessary in order to enforce this Agreement. However, Beck may disclose the contents of this Agreement with his spouse and tax advisors and unemployment authorities.

7. The Company agrees not to contest any claim for unemployment compensation benefits which Beck may file. With regard to such claim, the Company will state that the reason for termination was related to work performance and not attributed to misconduct or known violation of uniformly enforced rule or policy.

8. Beck acknowledges that the payments provided for in paragraphs 2, 3 and 4 of this agreement are greater than any to which he may have otherwise been entitled under any existing Company separation, benefit or compensation policy. In consideration of the foregoing, Beck hereby releases and forever discharges the Company, its present and former officers, employees, agents, partners, subsidiaries, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment with the Company and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including specifically the Age Discrimination in Employment Act of 1967, as amended (ADEA), or claims growing out of any legal restrictions on the Company's right to terminate its employees. The foregoing does not constitute a release of any claim Beck may have for unemployment compensation benefits. Neither the Company (including its directors, officers or employees) nor Beck will make any disparaging remarks regarding the other, whether written or oral.

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9. The  invalidity  or  unenforceability  of any  particular  provision  of this
Agreement shall not affect the other provisions hereof, and this agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10. Beck understands that various state and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Beck acknowledges that he has been advised and represented by counsel with regard to this Agreement and has had the opportunity to review this Agreement since if was first presented to him on July 27, 1998.

11. Beck has carefully read and fully understands all of the provisions of this Termination Agreement and Release which sets forth the entire understanding between him and the Company. This agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Beck acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.

12. The Company agrees that from the date hereof Beck is no longer bound by the non-compete obligations contained in his Employment Agreement and that the Company will not exercise the option provided under Section 10 of his Employment Agreement regarding his activities during the one-year period following the termination of Beck's employment with the Company.



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13.  Beck may revoke his  agreement  to the terms  hereof at any time during the seven (7) day period required by law immediately following the date of his signature below ("revocation period") by delivering written notice of his revocation to the Company. This agreement shall become effective upon the expiration of the revocation period.

 SPECTRAN CORPORATION


By: /s/ Charles Harrison                             /s/ William B. Beck
    --------------------                             -------------------
    Charles Harrison                                 William B. Beck
    President and Chief Executive Officer

                Dated: October 7, 1998 Dated: September 30, 1998